Exhibit 6                                                   Execution Copy



                                  PIERRE RIVARD



                                     - and -



                           GENERAL MOTORS CORPORATION




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                        RIGHT OF FIRST REFUSAL AGREEMENT

                                October 16, 2001


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



            THIS AGREEMENT is made October 16, 2001

BETWEEN:

            PIERRE RIVARD, and individual resident in the Province of Ontario

            (the "Founder")

            - and -

            GENERAL MOTORS CORPORATION, a corporation governed by the laws of the State of Delaware,

            ("GM")

RECITALS:

A. GM and the Founder each beneficially owns or exercises control or direction over common shares in the capital of Hydrogenics Corporation (the "Corporation"); and

B. The Parties wish to enter into an agreement granting GM with a right of first refusal to acquire the shares of the Corporation owned by the Founder.

THEREFORE, the Parties agree as follows:

                                   ARTICLE 1
                  DEFINITIONS AND PRINCIPLES OF INTERPRETATION

1.1   Definitions

Whenever used in this Agreement, the following words and terms have the meanings set out below:

      "Acceptance Notice" has the meaning given to it in subsection 2.3.

      "Acceptance Period" has the meaning given to it in subsection 2.2.

      "Affiliate" means, with respect to any specified Party, any company that directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Party specified. For purposes of this definition, "control" including with correlative meanings, the terms "controlled by" and "under common control with" means ownership directly or indirectly of more than fifty percent (50%) of the equity capital having the right to vote for election of directors (or in the case of an entity other than a corporation, the equivalent management authority); provided that a pension plan, profit sharing plan, or advisor to such a plan that does not buy, sell or vote securities at the order, direction or recommendation of GM shall not be deemed to be an "Affiliate" of GM.

      "Agreement" means this agreement, including all schedules, and all amendments or restatements as permitted, and references to "Article" or "Section" mean the specified Article or Section of this Agreement.

      "Business Day" means any day, other than a Saturday or Sunday, on which the Corporation's principal bank is open for commercial banking business in both Toronto, Ontario and New York, New York during normal banking hours.

      "Competitor" means any Person in active competition with GM in the automotive or fuel cell industry.

      "Offeror" has the meaning given to it in subsection 2.1.

      "Parties" means, collectively, GM and the Corporation and "Party" means any one of them.

      "Person" means any individual, sole proprietorship, partnership, firm, entity, unincorporated association, unincorporated syndicate, unincorporated organization, trust, body corporate, government, government regulatory authority, governmental department, agency, commission, board, tribunal, dispute settlement panel or body, bureau, court, and where the context requires any of the foregoing when they are acting as trustee, executor, administrator or other legal representative.

      "Purchase Offer" has the meaning given to it in subsection 2.1.

      "Sale Notice" has the meaning given to it in subsection 2.2.

      "Shares" means common shares in the capital of the Corporation owned by the Founder.

1.2   Certain Rules of Interpretation

In this Agreement:

      (a) Governing Law - This Agreement is a contract made under and shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable in the Province of Ontario.

      (b) Headings - Headings of Articles and Sections are inserted for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

      (c) Including - Where the word "including" or "includes" is used in this Agreement, it means "including (or includes) without limitation".

      (d) No Strict Construction- The language used in this Agreement is the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.

      (e) Number and Gender - Unless the context otherwise requires, words importing the singular include the plural and vice versa and words importing gender include all genders.

      (f) Severability - If, in any jurisdiction, any provision of this Agreement or its application to any Party or circumstance is restricted, prohibited or unenforceable, such provision shall, as to such jurisdiction, be ineffective only to the extent of such restriction, prohibition or unenforceability without invalidating the remaining provisions of this Agreement and without affecting the validity or enforceability of such provision in any other jurisdiction or without affecting its application to other Parties or circumstances.

      (g) Statutory References - A reference to a statute includes all regulations made pursuant to such statute and, unless otherwise specified, the provisions of any statute or regulation which amends, supplements or supersedes any such statute or any such regulation.

      (h) Time - Time is of the essence in the performance of the Parties' respective obligations.

      (i) Time Periods - Unless otherwise specified, time periods within or following which any payment is to be made or act is to be done shall be calculated by excluding the day on which the period commences and including the day on which the period ends and by extending the period to the next Business Day following if the last day of the period is not a Business Day.

1.3   Entire Agreement

This Agreement and the agreements and other documents required to be delivered pursuant to this Agreement, constitute the entire agreement between the Parties and set out all the covenants, promises, warranties, representations, conditions, understandings and agreements between the Parties pertaining to the subject matter of this Agreement and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written. There are no covenants, promises, warranties, representations, conditions, understandings or other agreements, oral or written, express, implied or collateral between the Parties in connection with the subject matter of this Agreement except as specifically set forth in this Agreement and any document required to be delivered pursuant to this Agreement.

                                   ARTICLE 2
                             RIGHT OF FIRST REFUSAL

2.1   Third Party Offer

For so long as GM and its Affiliates continue to hold in the aggregate not less than 10% of the issued and outstanding common shares in the capital of the Corporation, in the event that:

      (a) the Founder receives from any Person a bona fide offer to purchase or otherwise acquire, directly or indirectly, substantially all of the Shares for a purchase price payable in cash, shares or other consideration upon closing, or

      (b) the Founder receives from a Competitor a bona fide offer to purchase or otherwise acquire, directly or indirectly, any of the Shares for a purchase price payable in cash, shares or other consideration upon closing,

(each such offer being referred to in this section 2 as a "Purchase Offer" and each such offeror or Competitor, as the case may be, being referred to in this section 2 as the "Offeror") and the Founder intends to accept such Purchase Offer if the right of first refusal provided herein is not exercised, the Founder shall be free, subject to the terms hereof, to sell the Shares to the Offeror at the price and upon the terms and conditions set forth in the Purchase Offer, provided the Founder has first offered the Shares to GM in the manner and on the terms specified below and GM has not given proper notice as specified below that it intends to purchase the Shares.

2.2   Sale Notice

Whenever the Founder receives a Purchase Offer which satisfies the requirements of subsection 2.1 and intends to accept such Purchase Offer subject only to the provisions of this Agreement, the Founder shall so advise GM by giving to it a notice of sale (a "Sale Notice"), together with a true copy of the Purchase Offer within 5 (five) Business Days of receipt of such Purchase Offer. In such Sale Notice, the Founder shall identify the Offeror (and any persons controlling the Offeror to the knowledge of the Founder) and shall offer to sell the Shares to GM at the same or cash equivalent aggregate purchase price (which shall be specified in the Sale Notice) and in all other respects on the same terms and conditions as provided in the Purchase Offer. The offer contained in the Sale Notice shall be irrevocable, except with the consent of GM, and shall be open for acceptance for a period of 5 (five) Business Days after the date upon which the Sale Notice was received by GM (the "Acceptance Period").

2.3   Rights of GM

Upon receiving the Sale Notice GM shall have the right to purchase the Shares upon the terms set forth in the Sale Notice.

Within the Acceptance Period GM may give to the Founder a notice in writing (an "Acceptance Notice") accepting the offer contained in the Sale Notice. If GM does not give an Acceptance Notice within the Acceptance Period the rights of GM to purchase the Shares shall cease and the Founder may sell the Shares, in accordance with this section 2 and free of GM's right of first refusal, to the Offeror at the price and upon the terms and conditions specified in the Purchase Offer.

2.4   Completion of Transfer

Any transfer to GM, pursuant to this section 2, shall be completed upon the date selected by GM, provided that such date may be no later than 5 (five) Business Days after the expiry of the Acceptance Period.

Any transfer of the Shares to the Offeror in accordance with this section 2 must be completed upon the terms of the Purchase Offer failing which the provisions of this section 2 shall again apply to any proposed transfer of the Shares.

2.5   Rights of the Founder

For greater certainty, GM acknowledges that nothing in this Agreement is intended to prohibit the Founder from making ordinary market sales of Shares using the facilities of the Nasdaq National Market or the Toronto Stock Exchange in accordance with applicable securities laws.

                                    ARTICLE 3
                                     GENERAL

3.1   Termination

This Agreement shall terminate upon termination of the Corporate Alliance Agreement entered into between GM and the Corporation on the date hereof.

3.2   Public Notices

All public notices to third parties and all other publicity concerning the transactions contemplated by this Agreement shall be jointly planned and co-ordinated by the Corporation and GM and no Party shall act unilaterally in this regard without the prior approval of the other Parties, such approval not to be unreasonably withheld, unless such disclosure shall be required to meet timely disclosure obligations of any Party under applicable securities laws and stock exchange rules in circumstances where prior to consultation with the other Parties is not practicable.

3.3   Notices

Any notice, consent or approval required or permitted to be given in connection with this Agreement (in this Section referred to as a "Notice") shall be in writing and shall be sufficiently given if delivered (whether in person, by courier service or other personal method of delivery), or if transmitted by facsimile or e-mail:

      The Founder

      Hydrogenics Corporation
      5985 McLaughlin Road
      Mississauga, ON  L5R 1B8

      Facsimile:  905-361-3626
      Attention:  Pierre Rivard

      with a copy to:

      Osler, Hoskin & Harcourt, LLP
      Box 50, 1 First Canadian Place
      Toronto, ON  M5X 1B8

      Facsimile:  416-862-6666
      Attention:  Mark Trachuk

      GM:

      General Motors Corporation
      300 Renaissance Center
      P.O. Box 300
      Detroit, MI 48265-3000
      MC 482-C23-D24

      Facsimile:  313-667-3188
      Attention:  General Counsel

Any Notice delivered or transmitted to a Party as provided above shall be deemed to have been given and received on the day it is delivered or transmitted, provided that it is delivered or transmitted on a Business Day prior to 5:00 p.m. local time in the place of delivery or receipt. However, if the Notice is delivered or transmitted after 5:00 p.m. local time or if such day is not a Business Day then the Notice shall be deemed to have been given and received on the next Business Day. Any Party may, from time to time, change its address by giving Notice to the other Parties in accordance with the provisions of this Section.

3.4   Amendment

No amendment, supplement, modification or waiver or termination of this Agreement and, unless otherwise specified, no consent or approval by any Party, shall be binding unless executed in writing by the Party to be bound thereby.

3.5   Assignment

Neither this Agreement nor any rights or obligations under this Agreement shall be assignable by any Party without the prior written consent of each of the other Parties. Subject thereto, this Agreement shall enure to the benefit of and be binding upon the Parties and their respective successors (including any successor by reason of amalgamation of any Party) and permitted assigns.

3.6   Further Assurances

The Parties shall with reasonable diligence do all such things and provide all such reasonable assurances as may be required to consummate the transactions contemplated by this Agreement, and each Party shall provide such further documents or instruments required by any other Party as may be reasonably necessary or desirable to effect the purpose of this Agreement and carry out its provisions.

3.7   Execution and Delivery

This Agreement may be executed by the Parties in counterparts and may be executed and delivered by facsimile and all such counterparts and facsimiles shall together constitute one and the same agreement.

IN WITNESS OF WHICH the parties have duly executed this Agreement.



SIGNED, SEALED & DELIVERED

In the presence of:

Jonathan Lundy                           Pierre Rivard
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Witness



                                         GENERAL MOTORS CORPORATION
                                         By:  Lawrence D. Burns
                                              ---------------------------------
                                              Name: Lawrence D. Burns
                                              Title: Vice President,  Research
                                               & Development and Planning